Item 77.H - Change in Control of Registrant

Obtaining Control of Credit Suisse Strategic Income Fund A

As of October 31, 2013, Charles Schwab ("Shareholder") owned 2,76,838 shares of the Fund, which represented 63.24% and Ameritrade Inc. owned 1,454,200 shares of the Fund, which represented 33.28% of the Fund. As of April 30, 2014, Charles Schwab owned 4,613,176 shares of the Fund, which represented 59.66% of the Fund and Ameritrade owned 1,454,200 shares of the Fund, which represented 30.38% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.



Ceasing Control of Credit Suisse Strategic Income Fund C

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 10,504 shares of the Fund, which represented 59.17% of the Fund. As of April 30, 2014, Shareholder owned 10,879 shares of the Fund, which represented less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.



Obtaining Control of Credit Suisse Strategic Income Fund I

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 2,608,610 shares of the Fund, which represented 87.30% of the Fund. As of April 30, 2014, Shareholder owned 2,717,073 shares of the Fund, which represented 45.53% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.